UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:	The Champion Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

2000 Central Ave.
Boulder, Colorado 80301

Telephone Number (including area code):

1-888-577-7987

Name and Address of Agent for Service of Process:

Jesse Randall
2000 Central Ave.
Boulder, Colorado 80301

Check appropriate box

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:     YES [X]     NO [  ]

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Boulder and the State of Colorado on the 17th day of January, 2025.

The champion Fund

By:	/s/ Jesse K Randall
Jesse K Randall, Initial Trustee

Attest:	/s/ Ashley Randall